Employment Agreement

This Employment Agreement ("Agreement") is made as of the 15th day of December, 2009 (the “Effective Date”), by and between Hooper Holmes, Inc., a New York corporation, with its principal office at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920 (the "Company") and Michael Shea ("Executive").

RECITALS

WHEREAS, the Company desires to embody in this Agreement the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, including the compensation to be paid to Executive, the parties hereby agree as follows:

1.           Employment; Term; Duties and Responsibilities.

1.1.           Employed as Senior Vice President and Chief Financial Officer.  The Company wishes to continue to employ Executive as its Senior Vice President and Chief Financial Officer, and Executive hereby accepts such continued employment, subject to the terms and conditions of this Agreement.  Executive represents and warrants to the Company that he is not a party to any agreement that would restrict or prohibit him from being employed by the Company.  The Company and Executive acknowledge that Executive has been serving as the Company’s Senior Vice President and Chief Financial Officer since May 8, 2006.

1.2.           Term.  The provisions of his Agreement shall be effective as of the Effective Date and shall continue in force until the second anniversary of the Effective Date or the termination of Executive’s employment as provided in Section 3 of this Agreement, whichever shall occur first (the “Term”).  This Agreement will automatically renew for successive one-year terms (each a “Renewal Term”) upon its expiration unless, at least 30 days prior to the expiration of the then-current Term or Renewal Term, the employment of Executive has been terminated or the Company shall have given Executive notice of its intent not to renew the Agreement.

1.3.           Location of Employment.  Executive shall be based at the Company’s headquarters in Basking Ridge, New Jersey.

1.4.           Duties and Responsibilities.  In his capacity as Senior Vice President and Chief Financial Officer of the Company, Executive shall report directly to the President and Chief Executive Officer (“CEO”). Executive shall have such duties and responsibilities, and the power and authority, normally associated with the position of Senior Vice President and Chief Financial Officer, as well as any additional duties and responsibilities of an executive character as shall, from time to time, be delegated or assigned to him by the CEO or the Hooper Holmes, Inc. Board of Directors (the “Board”). As Senior Vice President and Chief Financial Officer, Executive shall keep the CEO and Board fully informed of any and all matters of a material nature, from an operational or financial perspective, and seek CEO and Board approval of appropriate matters, in accordance with his fiduciary duties to the Company and its shareholders.

1.5.           Devotion of Time.  During the Term, Executive shall expend all of his working time, care and attention to his duties, responsibilities and obligations to the Company.  Executive may serve on the boards of (i) civic and charitable  entities, and (ii) with the prior written consent of the Board, other corporate entities; provided, however, that such activities do not, either individually or in the aggregate, interfere with Executive’s duties and responsibilities as Senior Vice President and Chief Financial Officer of the Company.

1.6.           Elected Officer of the Company.  The Company and Executive acknowledge that Executive currently serves as an elected Officer of the Company.

2.           Compensation; Benefits.

As compensation and consideration for the services to be rendered by Executive as Senior Vice President and Chief Financial Officer of the Company in accordance with the terms and conditions of this Agreement, and while Executive is employed with the Company as Senior Vice President and Chief Financial Officer, Executive shall be entitled to the compensation and benefits set forth in this Section 2 (subject, in each case, to the provisions of Section 3 of this Agreement).

2.1.           Base Salary.  Executive shall receive an annual base salary (“Base Salary”) of Two Hundred and Fifty Thousand Dollars ($250,000) per year, payable in accordance with the Company’s standard payroll dates and practices, provided such payments shall not be made less frequently than twice in each calendar month.  The Base Salary shall be reviewed at least annually by the CEO and Compensation Committee (the “Committee”) of the Board and may be adjusted by the Committee, in its sole discretion, based on the Committee’s consideration of the Company’s performance, financial and otherwise.  If the Base Salary is adjusted, the adjusted amount will thereafter be the Base Salary for all purposes of this Agreement.  However, the Base Salary shall never be lower than $250,000 per year.

2.2.           Annual Bonus.  Executive shall be eligible to participate in such annual bonus or incentive compensation plans and programs as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of any such plans or programs.  Executive’s annual target bonus opportunity under the Company’s 2009 Executive Pay for Performance Plan will be equal to 45% of his Base Salary, with the opportunity to earn a maximum bonus equal to 86% of his Base Salary.  The actual bonus amount, and the performance measures and other factors bearing on such amount, under that plan were approved by the Committee at its meeting held on January 20, 2009.  Except as otherwise provided by the terms of this Agreement, any annual bonus earned shall be paid at the same time and in the same manner as corresponding awards to other senior executives of the Company generally.

2.3.           Long-Term and Equity Compensation.  Executive shall be eligible to participate in any long-term incentive compensation plan (including any equity-compensation plan) that may be adopted by the Company from time to time during the Term.  The specific awards under any such plan will be reviewed by the CEO and made by the Committee in its sole discretion, commensurate with Executive’s position as Senior Vice President and Chief Financial Officer.

2.4.           Participation in Other Benefit Plans. While Executive is employed with the Company:

(a)           Executive shall be eligible to participate in all retirement and other benefit plans and programs of the Company generally available from time to time to employees of the Company and for which Executive qualifies under the terms thereof.  Nothing in this Agreement shall limit the Company’s ability to change, modify, cancel, amend or discontinue any of such plans.

2.5.           Reimbursement of Expenses.  The Company shall pay directly or reimburse Executive for reasonable business-related expenses and disbursements incurred by him for and on behalf of the Company in connection with the performance of his duties as the Senior Vice President and Chief Financial Officer of the Company, subject, however, to the Company’s written policies relating to business-related expenses as in effect from time to time.  Executive shall submit to the Company, no later than the month after the month during which he incurred any such business-related expenses and disbursements, a report of such expenses and disbursements in the form normally used by the Company and receipts with respect thereto, and the Company’s obligations under this Section 2.5 shall be subject to compliance therewith.  Reimbursement of any business-related expenses and disbursements shall be made in accordance with the Company’s written policies relating to business-related expenses as in effect from time to time.  In no event will reimbursement of any business-related expenses and disbursements be made later than the last day of the calendar year following the calendar year in which any such expense or disbursement was incurred.

2.6.           Vacation.  Executive shall be entitled to paid vacation in accordance with the Company’s Paid Time Off (PTO) policy in effect from time to time.

2.7.           Executive Officer Company Car Benefit.  Executive shall be eligible to participate in the Executive Officer Company Car benefit in accordance with the terms and provisions of the Hooper Holmes, Inc. Executive Officer Company Car Policy.  Executive shall be responsible for taxes that are due, as a result of receiving this benefit. Nothing in this Agreement shall limit the Company’s ability to change, modify, cancel, amend or discontinue the Hooper Holmes, Inc. Executive Officer Company Car Policy at any time, at the sole discretion of the Compensation Committee.

2.8           Executive Change-in-Control Agreement.  Executive acknowledges that in connection with Executive’s employment, Executive has entered into an Executive Change-in-Control Agreement with the Company (the “CIC Agreement”). Executive further acknowledges that the Company has notified Executive of its intent not to renew the CIC agreement, and will offer Executive a successor form of Retention Agreement upon expiration of the CIC Agreement.  For purposes of this Employment Agreement, it is specifically understood that any reference to the CIC Agreement shall be construed to include any successor Retention Agreement in effect between the Company and Executive, if applicable.

2.9.           Indemnification; Insurance.

(a)           Executive acknowledges that, upon commencement of his employment with the Company, he was offered and accepted indemnification in accordance with the Company’s bylaws and the terms of the Company’s form indemnity agreement for officers and directors, in each case subject to applicable law.

(b)           Executive shall be covered by directors’ and officers’ liability insurance during the Term and for any applicable statute of limitations period thereafter, to the same extent as other officers of the Company.

2.10.           Deductions; Withholdings.  All compensation payable to Executive under the terms of this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements and such other deductions or amounts, if any, as may be authorized by Executive.

3.           Termination.

3.1.           Termination by the Company.  The Company shall have the right, subject to the terms of this Agreement, to terminate Executive’s employment at any time, with or without “Cause.”  The Company shall give Executive written notice of a termination for Cause (the “Cause Notice”) in accordance with Section 7.2 of this Agreement.  The Cause Notice shall state the particular action(s) or inaction(s) giving rise to the termination for Cause.  No action(s) or inaction(s) will constitute Cause unless:

(a)           a resolution finding that Cause exists has been approved by a majority of all of the members of the Board (excluding Executive), at a meeting at which Executive is allowed to appear with his legal counsel; and

(b)           where remedial action is feasible, Executive fails to remedy the action(s) or inaction(s) within ten (10) days after receiving the Cause Notice.

If Executive effects a cure to the satisfaction of the Board within the 10-day period following his receipt of the Cause Notice, the Cause Notice shall be deemed rescinded and of no force or effect.

For purposes of this Agreement, “Cause” shall mean:

•
participation by Executive in fraudulent conduct against the Company, or a material misrepresentation or omission by Executive that, in the Board’s reasonable judgment, has resulted or will likely result in injury to the business, operations or financial condition of the Company;

•	conviction of or a plea of guilty or nolo contendere with respect to a felony involving theft or moral turpitude;

•	Executive’s violation of any statutory or common law duty of loyalty or good faith to the Company or any of its subsidiaries.

•
Executive’s continued violation of a material policy of the Company for a period of thirty (30) days after Executive’s receipt of a written notice specifying the nature of such violation from the Company;

•
any refusal by Executive to follow the lawful directives of the CEO and/or Board that are consistent with the scope and nature of Executive’s duties and responsibilities as set forth in this Agreement;

•
any misconduct by Executive in connection with performance of his duties hereunder for a period of thirty (30) days after having received a written notice specifying the nature of such misconduct from the Company; or

•	any breach by Executive of any one or more of the covenants contained in Sections 4 and 5.

 3.2           Termination by Executive.  Executive shall have the right, subject to the terms of this Agreement, to terminate his employment at any time with or without “Good Reason.”

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following during the Term without Executive’s prior written consent:

•	a material diminution in Executive’s authority, duties and/or responsibilities as contemplated by this Agreement;

•
a material diminution in Executive’s Base Salary, or unless the diminution is a result of a Company-wide diminution in the annual bonus opportunity, target incentive awards and/or benefits of all similarly situated employees as Executive, a material diminution in the amount of Executive’s annual bonus opportunity, target incentive award and/or benefits, including health, retirement and fringe;

•
a material failure by the Company to comply with the provisions of Section 2 of this Agreement (provided that an isolated, insubstantial or inadvertent action or omission that is not in bad faith and is remedied by the Company promptly after receipt of notice thereof given by Executive shall not constitute Good Reason);

•
a change in Executive’s principal place of employment, such that the Executive’s commuting distance as of the date of this Agreement increases by more than 50 miles, as measured from Executive’s principal residence as of the date of this Agreement;

•
in the event of the occurrence of a Change in Control (as defined in the  CIC Agreement), the failure of a successor to the Company to explicitly assume and agree to be bound by the terms of such agreement, in accordance with the CIC Agreement then in effect; or

•	a material breach by the Company of any of the terms and conditions of the CIC Agreement.

Executive must give the Company written notice, in accordance with Section 7.2 of this Agreement, of any Good Reason termination of employment.  Such notice must be given within 60 days following Executive’s knowledge of the first occurrence (as determined without regard to any prior occurrence that was subsequently remedied by the Company) of a Good Reason circumstance and must specify which of the Good Reason circumstances Executive is relying on, the particular action(s) or inaction(s) giving rise to such circumstance, and the date that Executive intends to separate from service, as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), which shall be no earlier than thirty (30) days following the date of the Company’s receipt of the notice.  Executive’s termination shall not be deemed a Good Reason termination of employment if (i) within 30 days of the Company’s receipt of such notice, the Company remedies the circumstance(s) giving rise to the notice, or (ii) Executive’s termination of his employment does not occur within 60 days after the end of the 30-day period provided to the Company to remedy the circumstances giving rise to the notice.

3.3           Death.  If Executive dies during the Term, Executive’s employment shall automatically terminate, such termination to be effective on the date of Executive’s death.

3.4           Disability.  If Executive shall suffer a Disability, the Company shall have the right to terminate Executive’s employment, such termination to be effective upon the giving of notice to Executive in accordance  with Section 7.2 of this Agreement.  For purposes of this Agreement, a Disability shall mean any physical or mental incapacity as a result of which Executive is unable to perform substantially all of his essential duties for an aggregate of four (4) months, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company without undue hardship.  Executive cannot be terminated for Disability unless the Company has delivered a written demand for substantial performance to Executive, specifically identifying the manner in which Executive has not substantially performed his duties, and Executive does not cure such failure within thirty (30) days of such demand.

3.5           Effect of Termination.

(a)           In General.  Subject to the terms of Section 3.5(c), in the event of the termination of Executive’s employment for any reason during the Term or any Renewal Term,  the Company shall pay to Executive (or his beneficiary, heirs or estate, in the event of his death), as provided in Section 3.6 of this Agreement: (i) any Base Salary, to the extent not previously paid, to the date of termination;  (ii) any reimbursable business expenses that have not yet been reimbursed (collectively, the “Accrued Obligations”); and (iii) any unused vacation time accrued to the date of termination in accordance with the Company’s PTO policies then in effect.  The Accrued Obligations shall be paid within 30 days after the date of termination.

(b)           Termination Resulting from Executive’s Death or Disability.  In the event of termination of Executive’s employment as a result of Executive’s death or Disability, Executive (or, in the case of death, his beneficiary, heir or estate) shall be entitled to the compensation payable in accordance with Section 3.5(a).  In addition, any unvested stock rights, stock options and other unvested incentives or awards previously granted to Executive by the Company shall be subject to the terms of the applicable plan(s) under which such rights, options, incentives or awards were granted pertaining to the consequences of a plan participant’s death or disability.

(c)           Termination by the Company for Cause and by Executive other than for Good Reason.  In the event of termination of Executive’s employment by the Company for Cause, or by Executive other than for Good Reason, neither Executive nor any beneficiary, heir or estate of Executive shall be entitled to any compensation other than the payments made or provided in accordance with Section 3.5(a).  Executive shall immediately forfeit any right to or incentive compensation not yet paid or payable as of the date of termination, and all unvested stock rights, stock options and other such unvested incentives or awards previously granted to him by the Company, unless otherwise specifically provided in the applicable plan(s) under which such rights, options, incentives or awards were granted.  Nothing in this Agreement shall be construed to limit the rights and remedies which may be available to the Company in the event of a termination of Executive’s employment by the Company for Cause.

(d)           Termination by the Company without Cause; by Executive for Good Reason or Non-Renewal.  In the event of a termination of Executive’s employment by the Company without Cause during the Term, or by Executive for Good Reason during the Term, or in the event the Company gives notice that it will not renew this Agreement pursuant to Section 1.2 and the Executive elects to terminate his employment within thirty (30) days following such notice, Executive shall receive the payments provided for in Section 3.5(a).  In addition:

(i)         Executive shall receive a lump-sum payment equal to the amount of Base Salary (at the rate in effect immediately prior to his termination) that would have been payable to him if he had continued in employment through the longer of (A) the balance of the then-current Term or Renewal Term of Executive’s employment under this Agreement, or (B) the one-year period following the date of termination. Such lump-sum payment shall be made within fifteen (15) days after Executive’s termination date; provided, however, that if at the time of Executive’s termination for Good Reason, the Employee is a “specified employee” as defined in Section 409A of the Code, then the Company will defer the payment until the first day of the seventh (7th) month following the date of termination or, if earlier, Executive’s death or such earliest other date as is permitted under Section 409A.  In the event a lump sum payment would be subject to a delay under Section 409A, Executive may elect to receive payments on the Company’s regularly scheduled pay dates, and the Company shall make such payments to the extent permitted by Section 409A and any other applicable law or regulation.

(ii)           All rights to exercise any outstanding award of stock options or stock appreciation rights with respect to the Company’s common stock, or shares of restricted stock, held by Executive at the date of termination shall be governed by the terms of the applicable plan under which such award was granted.

(iii)           For the longer of (A) the balance of the then-current Term or Renewal Term or (B) the one-year period following the date of termination, Executive shall have the right, at the Company’s expense, to continue his participation in such retirement and other benefit plans and programs of the Company generally available from time to time to employees of the Company in which Executive was enrolled and/or participating on the date of termination, to the extent permitted by the applicable plan or program and subject to any subsequent modifications or amendments to any such plan or program.  The cost (if any) to Executive of his continued participation in such retirement and other benefit plans for this period shall be added to and paid with the lump sum payment provided for in Section 3.5(d)(i), above.

(iv)           For the longer of (A) the balance of the then-current Term or Renewal Term or (B) the one-year period following the date of termination, the Company will pay the Executive a Car Allowance of $700 per month.  The total amount of this Car Allowance for this period shall be added to and paid with the lump sum payment provide for in Section 3.5(d)(i), above.  The Company’s obligation in this regard is conditioned on Executive’s returning his Company Car, if any, within 15 days following his termination of employment.

To the extent the payments under subsections (iii) or (iv) are not exempt from Section 409A, any payments that cannot be paid during the 6-month period after the date of termination described in Section 7.10(a) will be postponed until the time for payment permitted under Section 7.10.

3.6           Conditions of Payment.  Any payments or benefits made or provided in connection with the termination of Executive’s employment with the Company in accordance with Section 3.5 (other than payments made or provided in accordance with Section 3.5(a) or due to a termination of Executive’s employment due to his death) are subject to Executive’s:

(a)           compliance with the provisions of Sections 3.8, 4 and 5 of this Agreement; and

(b)           delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans prior to the scheduled date for which the applicable payment or benefit is to be made or provided.

Payment of the amounts specified in Sections 3.5(d)(i), (iii) and (iv) will be conditioned upon delivery by Executive of an executed, concurrently-effective General Release, substantially in the form attached to this Agreement as Exhibit A, with such changes or additions as needed under then applicable law to give effect to its intent and purpose

3.7           Mitigation.  Executive shall be under no obligation to seek other employment following a termination of his employment with the Company or any subsidiary for any reason.  In addition, there shall be no offset against amounts due Executive under this Section 3 or otherwise on account of any compensation attributable to any subsequent employment.

3.8           Cooperation; Assistance.  Executive agrees to cooperate fully, subject to reimbursement by the Company of reasonable out-of-pocket costs and expenses, with the Company or any subsidiary and its or their counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which Executive was involved or about which he had knowledge during his employment with the Company or any subsidiary.  Such cooperation shall include appearing from time to time at the offices of the Company or any subsidiary or its or their counsel for conferences and interviews and, in general, providing the officers of the Company or any subsidiary and its or their counsel with the full benefit of Executive’s knowledge with respect to any such matter.  Executive further agrees, upon termination of his employment for any reason and if the CEO and/or Board requests, to assist his successor in the transition of his duties and responsibilities to such successor.  Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties.  The Company shall compensate Executive for time spent providing assistance to the Company, based on the number of hours spent by Executive in providing such assistance.  The hourly rate of compensation shall be $120.

3.9           Effect of the Occurrence of a Change in Control under the CIC Agreement.  Upon the occurrence of a Change in Control (as defined in the CIC Agreement), the terms of this Section 3 (other than this Section 3.9) shall cease to have any further force or effect, except under the following circumstances: (i) a Change in Control occurs, (ii) no Triggering Event (as defined in the CIC Agreement) occurs within the 12-month period following the Change in Control (defined in the CIC Agreement as the “Employment Period”), and (iii) subsequent to the end of such Employment Period, either the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason.  Under such circumstances (and assuming this Agreement is in effect at the time of such termination), Section 3 shall continue to apply to such termination.

4.           Confidentiality.

4.1           Executive acknowledges and agrees that:

(a)           by reason of his employment with the Company and his service as an Officer of the Company, Executive will have knowledge of all aspects of the Company’s operations and will be entrusted with and have access to confidential and secret proprietary business information and trade secrets of the Company, including but not limited to:

(i)           information regarding the Company’s business priorities and strategic plans;

(ii)           information regarding the Company’s personnel;

(iii)           financial and marketing information (including but not limited to information about costs, prices, profitability and sales information not available outside the Company);

(iv)           secret and confidential plans for and information about new or existing services, and initiatives to address the Company’s competition;

(v)           information regarding customer relationships; and

(vi)           proprietary or confidential information of customers or clients for which the Company may owe an obligation not to disclose such information.

(all such information shall be collectively referred to as “confidential information”);

(b)           the Company and its subsidiaries, affiliates and divisions will suffer substantial and irreparable damage that will not be compensable through money damages if Executive should divulge or make use of confidential information acquired by Executive in the course of his employment with the Company and service to the Board other than as may be required or appropriate in connection with Executive’s work as an employee of the Company; and

(c)           the provisions of this Agreement are reasonable and necessary for the protection of confidential information, the business of the Company and its subsidiaries, affiliates and divisions, and the stability of their workforces.

4.2           Except as may be required or appropriate in connection with Executive’s work as an employee of the Company, Executive  shall keep confidential all confidential information he learns of during his employment with the Company regarding the Company, its business, operations, systems, employees, customers, clients and prospective clients.  In addition, Executive agrees that he will not disclose confidential information obtained from the Company or its officers, directors or management during his employment, including, but not limited to, information regarding, or statements by, the Company or its officers, directors or management, to anyone other than as required by law or in response to a lawful court order or subpoena.

4.3           Nothing in this Section 4 shall prohibit Executive from participating as a witness at the request of the Company or a third party in any investigation by the SEC or any other governmental agency charged with the investigation of any matters related to Executive’s employment with the Company, nor shall Executive be prohibited from testifying in response to a subpoena, court order or notice of deposition.  Executive agrees to notify the Company’s General Counsel, in writing, at least ten (10) days prior to the response deadline or appearance date (whichever is earlier) for any such subpoena, court order or notice of deposition issued by a court or investigating agency which seeks disclosure of any confidential information.  Executive further agrees to take any actions reasonably requested by the Company to allow the Company to protect the release of information regarding Executive’s employment from the Company in such court or agency proceeding.

4.4           Executive agrees that:

(a)           he will not, at any time, remove from the Company’s premises any notebooks, software, data or other confidential information relating to the Company, except to the extent necessary or appropriate to perform his duties and responsibilities under the terms of this Agreement;

(b)           upon the expiration or termination of the Term for any reason whatsoever, he shall promptly deliver to the Company any and all notebooks, software, data and documents and material, including all copies thereof, in his possession or under his control relating to any confidential information, or which is otherwise the property of the Company; and

(c)           he will not use any confidential information for his own benefit or for the benefit of any new employer or any third person.

4.5           For purposes of this Section 4, the term “Company” shall mean and include the Company and any and all subsidiaries and affiliated entities of the Company in existence from time to time.

5.           Non-Competition and Non-Solicitation.

5.1           Executive acknowledges that the Company is, as of the Effective Date, engaged principally in the business of providing health information risk assessment services to insurance companies and health and wellness providers, performing lab testing services, providing underwriting services in connection with the processing of life insurance applications, and providing health information gathering and assessment services to healthcare and research entities, – throughout the United States.  By virtue of Executive’s position with the Company, Executive will be exposed to and acquire significant confidential information about the Company and its existing and future plans and strategies.  As a result, Executive acknowledges that the Company has a legitimate business interest supporting the restrictive covenants set forth in this Section 5.

5.2           During Executive’s employment with the Company and until the first anniversary of the date of termination of Executive’s employment with the Company, Executive shall not in any manner, directly or indirectly, within the United States (without the prior written consent of a duly authorized officer of the Company):

(a)           act as a Competitive Enterprise or accept any engagement in any capacity that involves Executive performing management, consultation, advisory or other services of any kind with a Competitive Enterprise (as defined in Section 5.3 below);

(b)           Solicit (as defined in Section 5.3 below) any Customer (as defined in Section 5.3 below) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or any of its subsidiaries;

(c)           transact business with any Customer that would cause Executive to be a Competitive Enterprise;

(d)           interfere with or damage any relationship between the Company or any its subsidiaries with a Customer; or

(e)           Solicit anyone who is then an employee of the Company or any of its subsidiaries (or who was an employee of the Company or any of its subsidiaries within the prior 12 months) to resign from the Company or any of its subsidiaries or to apply for or accept employment with any other business or enterprise.

5.3           For purposes of this Agreement:

“Competitive Enterprise” means any business enterprise that either (A) engages in a business that competes anywhere in the United States with any business in which the Company or any of its subsidiaries is then engaged in, or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that competes anywhere in the United States with any activity that the Company or any of its subsidiaries is then engaged in; provided, however, that if (i) the Company, including any subsidiary, ceases to do, and exits, a particular type of business activity, then following such exit the Company and its subsidiaries will be deemed not to be “then engaged” in such business; or (ii) the Company, including any of its subsidiaries, was not engaged in a particular type of business activity (and was not contemplating such business activity), while Executive was employed by the Company, then for the purposes of this Agreement, the Company and its subsidiaries will be deemed not to be “then engaged” in such business.

“Customer” means any customer or prospective customer of the Company or any of its subsidiaries whose identity became known to Executive in connection with Executive’s relationship with or employment by the Company or any of its subsidiaries.

“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

6.           Injunctive Relief.  If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 4 or 5 of this Agreement, the Company shall have the right and remedy (which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged by Executive that any such breach or threatened breach will or may cause irreparable injury to the Company and that money damages will or may not provide an adequate remedy to the Company.

7.           Miscellaneous.

7.1           Benefit of Agreement, Assignment; Beneficiary.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  This Agreement shall also inure to the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amount would still be payable to Executive under this Agreement if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive’s estate.

7.2           Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by certified mail, postage prepaid, with return receipt requested or by reputable overnight courier, addressed: (a) in the case of the Company, to the General Counsel of the Company at the Company’s then-current corporate headquarters, and (b) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as either party shall designate by written notice to the other party.  Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by certified mail or by courier.

7.3.           Entire Agreement; Amendment.  Except as specifically provided in this Agreement, this Agreement contains the entire agreement of the parties to this Agreement with respect to the terms and conditions of Executive’s employment during the Term, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to compensation due for services rendered under this Agreement.  For the avoidance of doubt, in the event of any inconsistency between this Agreement and any plan, program or arrangement of the Company or its affiliates, the terms of this Agreement shall control.  This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties.

7.4           Waiver.  The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach.

7.5           Headings.  The section headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.

7.6           Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New Jersey, without reference to the principles of conflicts of laws.

7.7           Survivorship.  The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to effectuate the intended preservation of such rights and obligations, including, without limitation, Section 4 and 5 of this Agreement.

7.8           Validity.  The invalidity on unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.  If any provision of this is held to be invalid, void or unenforceable, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement.

7.9           Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

7.10           Section 409A.

(a)           Notwithstanding the due date of any post-employment payments, if at the time of the termination of Executive’s employment Executive is a “specified employee” (as defined in Section 409A, Executive will not be entitled to any payments upon termination of employment that are subject to Section 409A until the later of (i) the date that payments are scheduled to be made under this Agreement, or (ii) the  earlier of (A) the first day of the seventh month following the date of termination of his employment with the Company for any reason other than death, or (B) the date of Executive’s death.  The provisions of this paragraph will only apply if and to the extent required to avoid any “additional tax” under Section 409A.  The parties to this Agreement intend that the determination of Executive’s termination of employment shall be made in accordance with Treasury Reg. Section 1.409A-1(h).

(b)           The parties to this Agreement intend that this Agreement and Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the Treasury regulations relating thereto so as not to subject Executive to the payment of interest and tax penalty which may be imposed under Section 409A.  In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on Executive without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the Company and Executive to maintain to the maximum extent practicable the original intent of the applicable provisions.  This Section 7.10 does not guarantee that payments under this Agreement will not be subject to “additional tax” under Section 409A.

7.11           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement on the date indicated below.  The Company represents that its execution of this Agreement has been authorized by the Compensation Committee of the Company’s Board of Directors.

Hooper Holmes, Inc.

Date:           12/15/09                                                      By:           /s/  Roy H. Bubbs_______________
Name:           Roy H. Bubbs
Title:           President and Chief Executive Officer

Date:           12/15/09                                                                     /s/  Michael J. Shea____________________
       Michael Shea

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Exhibit A

General Release

1.           For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned executive (“Executive”), on his own behalf and on behalf of his family members, heirs, executors, administrators, personal representatives, distributees, devisees, legatees, and successors and assigns (collectively, the “Releasing Parties”), does hereby knowingly, voluntarily and unconditionally release, waive, acquit and fully discharge, and agree to hold harmless Hooper Holmes, Inc, a New York corporation (the “Company”) and its present and past subsidiaries and affiliates, and its and their officers, directors, shareholders, employee benefit plans, plan fiduciaries and trustees, insurers, employees, agents, representatives, successors and assigns (collectively referred to as the “Releasees”), from and against any cause of action, legal claim, suit, right, liability or demand of any kind or nature, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity (each such action, claim, suit, right, liability or demand being hereinafter individually referred to as a “Claim” and collectively as “Claims”) that Executive may now or hereafter have against the Releasees, or any one or group of them, including, but not limited to:

(a)           any and all Claims in connection with

(i)           any and all agreements between the Company and Executive, including but not limited to the Employment Agreement, dated as of __________, 2009, by and between the Company and Executive (the “Employment Agreement”), the Retention Agreement dated as of May 23, 2006, by and between the Company and Executive, and any successor retention or change-in-control agreement by and between the Company and Executive;

(ii)           Executive’s employment relationship with the Company,

(iii)           the terms and conditions of such employment relationship (including compensation and benefits),

(iv)           Executive’s service as an officer of the Company (except for indemnification in accordance with the Company’s certificate of incorporation, bylaws or any director or officer indemnity agreement between Executive and the Company), or

(v)           the termination of such employment relationship and the circumstances surrounding such termination; and

(b)           any and all Claims relating to, or arising from, Executive’s right to purchase, or actual purchase of, shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any federal or state law; and

(c)           any and all Claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits.

Without limiting the generality of the foregoing, Executive specifically releases, acquits, discharges, waives and agrees to hold Releasees harmless from and against any and all claims arising under:

(A)            the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A;

(B)           Section 1981 of the Civil Rights Act of 1866, as amended, 42 U.S.C. §§1981;

(C)            Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et seq. (the “Civil Rights Act”);

(D)           the Americans with Disabilities Act of 1990, 43 U.S.C. §12101 et seq. (the “Americans with Disabilities Act”);

(E)           the Equal Pay Act of 1993;

(F)           the Fair Labor Standards Act, except as prohibited by law;

(G)           the Older Workers Benefit Protection Act of 1990 (the “OWBPA”);

(H)           the Age Discrimination in Employment Act of 1967, 29 U.S.C. §626 et seq. (the “ADEA”);

(I)           the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. (the “Family and Medical Leave Act”), except as prohibited by law;

(J)           the Worker Adjustment and Retraining Notification Act, as amended;

(K)           Executive Order 11,141 (age discrimination);

(L)           Executive Order 11,246 (race, color, religion, sex and national origin discrimination);

(M)           the National Labor Relation Act;

(N)           the Occupational Safety and Health Act, as amended;

(O)           the Immigration Reform and Control Act, as amended;

(P)           the Vietnam Era Veterans Readjustment Assistance Act;

(Q)           Sections 503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation);

(R)           the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (other than such rights as are mandated or vested by law);

 (S)           the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq.;

(T)           the New Jersey Conscientious Employee Protection Act, N.J.S.A, 34:19-1 et seq.;

(U)           the New Jersey Wage and Hour laws, N.J.S.A. 34:11-56a et seq.;

(V)           the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq.;

(W)           any other federal, state or local fair employment, civil or human rights, wage and hour laws and wage payment laws, and any and all other federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule.

This General Release shall not waive or release any Claims that Executive may have which arise after the date of this General Release or that arise under or are explicitly preserved by the Employment Agreement and shall not waive any Claims for benefits required by applicable law (including post-termination health-continuation insurance benefits required by state or federal law) or Claims which cannot be waived or relesaed under the terms of any federal law or the laws of the state(s) governing Executive’s employment with the Company.

2.           Executive agrees not to sue concerning, or in any manner to institute, prosecute or pursue any Claim in respect of any of the matters covered by Section 1 of this General Release in any court of the United States or in any state, or with any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company or any of the Releasees.

3.           This General Release is not intended to and does not interfere with the right of the Equal Employment Opportunity Commission (“EEOC”) to enforce anti-discrimination laws or to seek relief that will benefit the public and any victim of unlawful employment practices who has not waived his or her claims.  The Company acknowledges and agrees that Executive is not prevented from filing a charge with, or testifying, assisting, or participating in any proceeding brought by the EEOC concerning an alleged discriminatory practice of the Company.  Executive, on behalf of himself and any and all other Releasing Parties, hereby waives all rights to any benefits, including, but not limited to, monetary recovery and reinstatement, derived from any actions, suits or proceedings brought on behalf of Executive or any of the other Releasing Parties, including any action, suit or proceeding brought by the EEOC or anyone else.  Executive, on behalf of himself and any and all other Releasing Parties, also agrees not to initiate or become a party to or otherwise participate or support any current or former employee(s) in any action, suit or proceeding brought by such employee(s).  If Executive or any other Releasing Party files any action, suit or proceeding with respect to any Claim released by Executive under the terms of this Agreement, Executive agrees to indemnify the Company against any damages or judgments arising from any such action, suit or proceeding.

4.           Executive agrees that Executive shall not be eligible and shall not seek or apply for reinstatement or re-employment with the Company and agrees that any application for re-employment may be rejected without explanation or liability.

5.           In further consideration of the promises made by the Company in Section 3 of the Employment Agreement, Executive specifically waives and releases the Company, to the extent set forth in Section 1 of this General Release, from all Claims Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA.  Executive further agrees that:

(a)           Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the OWBPA.

(b)           Executive understands the terms of this General Release.

(c)           The consideration offered by the Company under Section 3 of the Employment Agreement in exchange for the General Release represents consideration over and above that to which Executive would otherwise be entitled, and the consideration would not have been provided had Executive not agreed to sign the General Release and did not sign the General Release.

(d)           The Company is hereby advising Executive in writing to consult with an attorney prior to executing this General Release.

(e)           The Company is giving Executive a period of twenty-one (21) days within which to consider this General Release.

(f)           Following Executive’s execution of this General Release, Executive has seven (7) days in which to revoke this General Release by written notice.  An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective.

(g)           This General Release and all payments and benefits otherwise payable under Section 3 of the Employment Agreement (other than payments and benefits made or provided in accordance with Section 3.5(a)) shall be void and of no force and effect if Executive chooses to so revoke, and if Executive chooses not to so revoke within the 7-day period, this General Release shall then become effective and enforceable.

6.           This General Release does not waive any rights or claims that may arise under the ADEA after the date Executive signs this General Release.  To the extent barred by the OWBPA, the covenant not to sue contained in Section 2 above does not apply to claims under the ADEA that challenge the validity of this General Release.

7.           To revoke this General Release, Executive must send a written statement of revocation to:

Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, New Jersey 07920
Attn: General Counsel

The revocation must be received by no later than 5:00 p.m. on the seventh day following Executive’s execution and delivery of this General Release.  If Executive does not revoke, the eighth day following Executive’s execution and delivery of this General Release will be the effective date of this General Release.

8.           Executive acknowledges and agrees that this General Release is not intended by Executive or the Company to be construed, and will not be construed, as an admission by the Company of any liability or violation of any law, statute, ordinance, regulation or legal duty of any nature whatsoever.

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9.           This General Release shall be governed by the internal laws (and not the choice of laws) of the State of New Jersey, except for the application of pre-emptive federal law.

Please read this General Release carefully.  It contains a release of all known and unknown claims.

Date:                                                                __________________________________
Michael J. Shea

Hooper Holmes, Inc.

By:  _______________________
Name:
Title:

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